NSAR ITEM 77O
VK Municipal Opportunity Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased     Amount of    % of   Date of
                                 From           shares  underwriting Purchase

1           Broward Cnty FL
                Airport Syt.    Raymond James  3,400       1.91    5/21/01

2           City of Chicago      JPMorgan      3,500       1.57    8/17/01



Underwriters for #1

Raymond James & Associates, Inc.
Banc of America Securities LLC
M.R. Beal & Company
The Chapman Company
Morgan Stanley Dean Witter
Siebert Brandford Shank & Co.




Underwriters for #2

J.P. Morgan Securities Inc.
William Blair & Company, LLC
Siebert Brandford Shank & Co.
A.G. Edwards & Sons, Inc.
Jackson Securities Inc.
Cabrera Capital Management
Legg Mason Wood Walker, Inc.
Dain Rauscher Inc.
Lehman Brothers
Ramirez & Co.